Exhibit 99.5
P R E S S  R E L E A S E
For Immediate Release
Monday, April 2, 2007
STATER BROS. HOLDINGS INC. ANNOUNCES $275 MILLION
SENIOR NOTES OFFERING
Colton, California, April 2, 2007 — Stater Bros. Holdings Inc. (“Stater Bros.”) announced today that it intends to issue approximately $275 million in aggregate principal amount of senior notes due 2015 (the “New Senior Notes”) in a private offering. Stater Bros. expects to use the net proceeds of the offering to, among other things, redeem all $175 million in aggregate principal amount of its outstanding Floating Rate Senior Notes due 2010 (the “Floating Rate Notes”) after June 15, 2007, pay costs related to the construction of its new distribution center and corporate offices, purchase $15 million in aggregate value of its Class A Common Stock, and pay a $5 million dividend to La Cadena Investments, its sole shareholder. Stater Bros. expects to use any remaining net proceeds of the offering of the New Senior Notes for general corporate purposes.
The New Senior Notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act. At the time of the offering, the New Senior Notes will not be registered under the Securities Act. Therefore, the New Senior Notes may not be offered or sold absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act and any applicable state or jurisdictional securities laws.
This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the New Senior Notes, nor will there be any sale of the New Senior Notes in any jurisdiction in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.
Forward Looking Statements
This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by Stater Bros. with the Securities and Exchange Commission. Stater Bros. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.